Form N-SAR Exhibit
File # 811-7104
Emerging Markets EquityFund



Item 77D.  Policies with respect to security investments

	 The Fund's policies with respect to security investments were revised by its Board to permit investment in a wider variety of money market instruments. These changes were disclosed in the Fund's prospectus dated March 1, 1998.



FORM 10f-3
Eligible Foreign Offering

	FUND:  PaineWebber Emerging Markets Equity Fund

Record of Securities Purchased Under the Fund's Rule 10f-3 Procedures

1.      Issuer:     Gulf Indonesia

2.      Date of Purchase:  9/30/97
3.  Date offering commenced:  9/29/97

4.      Underwriters from whom purchased:  Goldman Sachs International

5.      "Affiliated Underwriter" managing or participating in
syndicate:   Schroder Securities































6.      Aggregate principal amount or number of shares  purchased:
2,000

7.      Aggregate principal amount or total number of shares of
offering:    US $471,000

8.      Purchase price (net of fees and expenses):   US$ 19.50

9.      Initial public offering price:   US$19.50

10.     Commission, spread or profit:   3.3%    %       $ 0.06

11.     Have the following conditions been satisfied?
YES
NO
a. The offering is subject to regulation by a foreign financial regulatory authority.


X


___
b. The securities are offered at a fixed price to all purchasers in the offering (except for any rights that are required by law to be granted to existing security holders).


X


___
c. Financial statements of the issuer, prepared and audited in accordance with the standards of the appropriate foreign financial regulatory authority, for the two years prior to the offering, are made available to prospective purchasers.



X




___
d. The issuer is a foreign government, a foreign national or an entity organized under the laws of a foreign country.

X

__
e. If the answer to (d) is no, the issuer is a reporting company in the U.S. and has made all required filings during the past 12 months.


__


__
f. The securities were purchased prior to the end of the first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated.).



X



___
g. The securities were purchased at a price not more than the price paid by each other purchaser in the offering or any concurrent offering (except for any rights to purchase req uired by law to be granted to existing security holders).



X



___
h.      The underwriting was a firm commitment underwriting.
X
___
i. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.


X


___




j. The issuer of the securities and any predecessor have been in continuous operation for not less than three years.

X

___

k. The amount of such securities purchased by all of the investment companies advised by Mitchell Hutchins (or the Fund's
Sub-Adviser, if applicable) did not exceed 25% of the principal amount of the offering.



X



___
l. No Affiliated Underwriter was a direct or indirect participant in or beneficiary of the sale..

X

___

Approved:                       Date:   12/18/97